Exhibit 99.1

Everspin Reports Unaudited Fourth Quarter and Full Year 2022 Financial Results

Everspin reports its best year in company history - continues to see positive growth and profitability with strong fourth quarter results.

Chandler, AZ, March 1, 2023 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter and Full Year 2022 Highlights

●	2022 full year revenue increased $4.9 million, or 9%, to $60.0 million from $55.1 million in the prior year.
●	Q4’22 revenue increased $0.5 million, or 3%, to $15.7 million from $15.2 million for Q3’22.
●	Everspin reported record net income for 2022 of $6.1 million, this is an increase of $1.8 million, or 41% from net income for 2021 of $4.3 million.
●	Adjusted EBITDA for 2022 improved to $11.8 million, compared to $9.6 million for 2021.
●	Basic EPS for 2022 was $0.30 compared to $0.22 in 2021.
●	Ended Q4’22 with cash and equivalents of $26.8 million, which is an increase from $21.4 million reported for 2021, and $23.4 million reported for the end of Q3’22.
●	Everspin generated cash flows from operating activities of $9.5 million for 2022 compared to $9.4 million in 2021.

“The Everspin team delivered all-time record revenue of $60.0M for the year 2022 driven by strong demand in industrial, automotive and transportation markets,” said Sanjeev Aggarwal, President & CEO. “We maintained and improved our gross margins through operational efficiency as we managed our suppliers for more capacity to meet the demand. Our recently introduced xSPI family of STT-MRAM products is gaining traction in the industry and we expect it to drive new opportunities.”

Fourth Quarter 2022 Results

Total revenue for the fourth quarter of 2022 was $15.7 million, an increase of 3% from the $15.2 million reported in the third quarter of 2022. This is compared to $18.2 million of revenue in the fourth quarter of 2021 that was driven by $4.0 million recognized as revenue in the fourth quarter 2021 related to a one-time patent sale.

MRAM product sales in the fourth quarter of 2022, which includes both Toggle and STT-MRAM revenue, was $14.6 million in the fourth quarter of 2022, and remained consistent with the third quarter of 2022. This is an increase of 15% compared to $12.6 million in the fourth quarter of 2021.

Licensing, Royalties, Patents and Other revenue in the fourth quarter of 2022 was $1.1 million compared to $0.7 million in the third quarter of 2022 and $5.6 million in the fourth quarter of 2021.

The increase in total revenue for the fourth quarter of 2022 compared to the third quarter of 2022 was due to strong toggle demand and sales along with $0.3 million in revenue from a new licensing arrangement entered into in the fourth quarter of 2022.

Gross margin for the fourth quarter of 2022 was 51.4%, compared to 58.8% in the prior quarter and 62.8% in the fourth quarter of 2021. The decline in gross margin is partly due to a large patent sale that was recognized in 2021 but not in 2022, and increased supplier costs. Going forward, Everspin remains open to evaluating patent sale and licensing IP deals that align with its objectives, although timing is challenging to forecast.

GAAP operating expenses was $7.5 million in the fourth quarter of 2022, compared to $7.1 million in the third quarter of 2022 and $7.7 million in the fourth quarter of 2021. GAAP operating expenses decreased in the fourth quarter of 2022 compared to the fourth quarter of 2021 as a result of reduced development costs related to the new STT 28nm product that went into low volume production and recorded first sales in the fourth quarter of 2022.

GAAP net income for the fourth quarter of 2022 was $0.6 million, or $0.03 per basic share, based on 20.1 million weighted-average basic common shares outstanding. This is compared to net income of $1.9 million, or $0.09 per basic share, in the third quarter of 2022 and net income of $3.7 million, or $0.19 per basic share, in the fourth quarter of 2021.

Cash and cash equivalents as of the end of the fourth quarter of 2022 were $26.8 million, compared to $23.4 million as of the end of the third quarter of 2022, and $21.4 million as of the end of the fourth quarter of 2021.

Everspin generated cash flows from operating activities of $5.2 million in the fourth quarter of 2022, compared to $0.9 million in the third quarter of 2022, and $6.4 million in the fourth quarter of 2021.

Business Outlook

For the first quarter 2023, Everspin is confident in its future opportunities and ability to navigate macroeconomic challenges. Everspin expects total revenue in a range of $14.1 million to $14.8 million. Everspin expects GAAP net income per basic share to be between breakeven and $0.05, primarily influenced by expenses related to next generation 28nm STT MRAM product development and price increases from its suppliers.

This outlook is dependent on Everspin's current expectations, which may be impacted by, among other things, evolving external conditions, such as the resurgence of COVID-19 and its variants, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, including due to the recent military conflict in Ukraine and recent market volatility, semiconductor downturn and the other risk factors described in Everspin's filings with the Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

Everspin supplements the reporting of its financial information determined under generally accepted accounting principles in the United States of

America (GAAP) with Adjusted EBITDA, which is a non-GAAP financial measure. Everspin defines Adjusted EBITDA as net income adjusted for interest expense, taxes, depreciation and amortization, stock-based compensation expense, and restructuring costs if any.

Everspin’s management and board of directors use Adjusted EBITDA to understand and evaluate its operating performance and trends, to prepare and approve its annual budget and to develop short-term and long-term operating and financing plans. Accordingly, Everspin believes that Adjusted EBITDA provides useful information for investors in understanding and evaluating its operating results in the same manner as its management and board of directors. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as superior to, or as a substitute for, net income reported in accordance with GAAP. Moreover, other companies may define Adjusted EBITDA differently, which limits the usefulness of this measure for comparisons with such other companies. Everspin encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors on Wednesday, March 1, 2023, at 5:00 p.m. Eastern Time. Interested participants can pre-register online to receive a telephone number and a unique passcode at:

https://register.vevent.com/register/BI04765d4422f44cbd84676412c4bb3bee

The conference call will be broadcast live in listen-only mode at:

https://edge.media-server.com/mmc/p/svhtcoq3

The registration link and archived webcast will be available in the Investor Relations section of Everspin’s website at investor.everspin.com.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made in Mr. Aggarwal’s quote and under the caption “Business Outlook.” Forward-looking statements are identified by words such as “expects” or similar expressions. These include, but are not limited to, Everspin’s future financial performance, including the outlook for first quarter 2023 results. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 9, 2022, and its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of       new information, future events or otherwise, except as required by law.

Company Contact:

Anuj Aggarwal, CFO

T: 480-347-1082

E: anuj.aggarwal@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$26,795	$21,409
Accounts receivable, net	10,665	8,193
Inventory	6,683	6,396
Prepaid expenses and other current assets	604	762
Total current assets	44,747	36,760
Property and equipment, net	3,883	973
Right-of-use assets	6,641	913
Other assets	62	734
Total assets	$55,333	$39,380

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,778	$1,776
Accrued liabilities	3,533	3,579
Deferred revenue	821	832
Current portion of long-term debt	2,594	3,370
Lease liabilities, current portion	1,122	724
Other liabilities	27	50
Total current liabilities	10,875	10,331
Long-term debt, net of current portion	—	1,529
Lease liabilities, net of current portion	5,580	68
Long-term income tax liability	214	214
Total liabilities	$16,669	$12,142
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 20,374,288 and 19,858,460 shares issued and outstanding as of December 31, 2022 and 2021	2	2
Additional paid-in capital	185,364	180,067
Accumulated deficit	(146,702)	(152,831)
Total stockholders’ equity	38,664	27,238
Total liabilities and stockholders’ equity	$55,333	$39,380

EVERSPIN TECHNOLOGIES, INC.

Statements of Income and Comprehensive Income

(In thousands, except share and per share amounts)

(Unaudited)

	Year Ended December 31,
	2022	2021
Product sales	$55,032	$43,931
Licensing, royalty, patent, and other revenue	4,953	11,215
Total revenue	59,985	55,146
Cost of product sales	25,112	21,045
Cost of licensing, royalty, patent, and other revenue	928	1,029
Total cost of sales	26,040	22,074
Gross profit	33,945	33,072
Operating expenses:[1]
Research and development	11,108	12,628
General and administrative	11,741	10,949
Sales and marketing	4,869	4,460
Total operating expenses	27,718	28,037
Income from operations	6,227	5,035
Interest expense	(274)	(547)
Other income (expense), net	190	(141)
Net income before income taxes	6,143	4,347
Income tax expense	(14)	(4)
Net income and comprehensive income	$6,129	$4,343
Net income per common share:
Basic	$0.30	$0.22
Diluted	$0.29	$0.22
Weighted average shares of common stock outstanding:
Basic	20,130,336	19,400,124
Diluted	20,775,925	19,972,145

[1]Operating expenses include stock-based compensation as follows:
Research and development	$1,704	$1,280
General and administrative	2,190	1,465
Sales and marketing	514	482
Total stock-based compensation	$4,408	$3,227

EVERSPIN TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net income	$6,129	$4,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	982	1,455
Gain on sale of property and equipment	(167)	—
Stock-based compensation	4,408	3,227
Non-cash warrant revaluation	(23)	19
Non-cash interest expense	105	319
Changes in operating assets and liabilities:
Accounts receivable	(2,472)	(586)
Inventory	(287)	(675)
Prepaid expenses and other current assets	158	(492)
Other assets	(28)	11
Accounts payable	563	(571)
Accrued liabilities	(46)	1,696
Deferred revenue	(11)	832
Lease liabilities	182	(219)
Net cash provided by operating activities	9,493	9,359
Cash flows from investing activities
Purchases of property and equipment	(2,788)	(1,030)
Proceeds received from sale of property and equipment	202	—
Net cash used in investing activities	(2,586)	(1,030)
Cash flows from financing activities
Payments on long-term debt	(2,400)	(3,400)
Payments of debt issuance costs	(10)	(11)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	889	1,892
Net cash used in financing activities	(1,521)	(1,519)
Net increase in cash and cash equivalents	5,386	6,810
Cash and cash equivalents at beginning of period	21,409	14,599
Cash and cash equivalents at end of period	$26,795	$21,409
Supplementary cash flow information:
Interest paid	$169	$228
Operating cash flows paid for operating leases	$1,320	$1,603
Financing cash flows paid for finance leases	$11	$—
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$6,837	$—
Right-of-use assets obtained in exchange for finance lease liabilities	$36	$—
Purchases of property and equipment in accounts payable and accrued liabilities	$807	$340
Bonus settled in shares of common stock	$—	$364

EVERSPIN TECHNOLOGIES, INC.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

	Year Ended December 31,
	2022	2021
Adjusted EBITDA reconciliation:
Net income	$6,129	$4,343
Depreciation and amortization	982	1,455
Stock-based compensation expense	4,408	3,227
Interest expense	274	547
Income tax expense	14	4
Adjusted EBITDA	$11,807	$9,576